ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated May 30, 2008

Bearish Autocallable Optimization Securities with Contingent Protection
Linked to the Energy Select Sector SPDR® Fund
Tactical Strategies for Flat or Bearish Markets
HSBC USA Inc. ● Securities linked to the Energy Select Sector SPDR® Fund due December 31, 2009

Investment Description

These Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed for investors who want to express a neutral or bearish view of the Energy Select Sector Index (the “underlying index”) through an investment linked to the Energy Select Sector SPDR® Fund (the “index fund”). If the official closing price of one share of the index fund on any quarterly observation date is at or below the initial share price of the index fund, the securities will be called for an annualized return of [18.60 to 22.60]% (to be determined on the trade date). If the securities are not called, at maturity you will receive your principal amount unless the index fund closes above the trigger price on any scheduled trading day during the observation period, in which case you will receive a payment equal to the principal amount of your securities reduced by a percentage equal to the index fund return at maturity. Investing in the securities involves significant risks. You must be willing to risk losing up to 100% of your investment.

Features

❑ Positive Call Return in Flat or Bearish Scenarios: If the official closing price of a share of the index fund on any observation date is at or below the initial share price, the securities will be called and you will receive a positive return on your investment.

❑ Contingent Principal Protection: If the securities are not called, at maturity the contingent principal protection feature protects your principal if the official closing price of a share of the index fund never closes above the trigger price on any scheduled trading day during the observation period. If the index fund return is positive and the official closing price of a share of the index fund closes above the trigger price on any scheduled trading day during the observation period, your securities will be fully exposed to any loss from the increase in the price of shares of the index fund on the final valuation date, and you could lose some or all of your principal amount.

❑ Express a Neutral or Bearish View of the Energy Select Sector: The securities are linked to the index fund, which, as of May 27, 2008, consisted of 36 companies involved in the energy services industry.

Key Dates[1]
Trade Date	June 25, 2008
Settlement Date	June 30, 2008
Final Valuation Date[2]	December 28, 2009
Maturity Date[2]	December 31, 2009

[1] Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
[2] Subject to postponement in the event of a market disruption event.

Security Offerings
We are offering the securities, which are linked to the performance of the index fund. The securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 13 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.15	$9.85
Total	●	●	●

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one offering of securities linked to the index fund identified on the cover page. The index fund described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. As a purchaser of a security you will acquire an investment instrument linked to the index fund. Although the offering of securities relates to the index fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index fund, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦     Prospectus supplement dated October 12, 2007: www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
♦     Prospectus addendum dated December 12, 2007: www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
♦     Prospectus dated April 5, 2006: www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006..

Investor Suitability
The securities may be suitable for you if:
♦    You believe the official closing price of one share of the index fund will not be above the trigger price on any scheduled trading day during the observation period, and you are willing to expose your principal to loss based on the positive performance of the index fund if the official closing price of a share of the index fund is above the trigger price on any scheduled trading day during the observation period.
♦    You believe the official closing price of one share of the index fund will be at or below the initial share price on any observation date, including the final valuation date.
♦    You believe the index fund will remain stable for the term of the securities and will close at or below the initial share price on the final valuation date.
♦    You are willing to hold securities that will be called on any observation date on which the price of one share of the index fund closes at or below the initial share price, or you are otherwise willing to hold the securities to maturity.
♦    You are willing to make an investment whose return is limited to the pre-specified return on call date, a return based upon an annualized return of [18.60 to 22.60]%. The actual annualized return upon which the return on call date is based will be set on the trade date.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:
♦    You believe the official closing price of one share of the index fund will be above the trigger price on at least one scheduled trading day during the observation period and that at maturity the index fund return will be positive.
♦    You believe stock prices of the companies involved in the energy sector comprising the index fund will increase during the observation period.
♦    You seek an investment that is 100% principal protected.
♦    You are not willing to make an investment in which you could lose up to 100% of your principal amount.
♦    You seek an investment whose return is not limited to the pre-specified return on call date, a total return based upon an annualized return of [18.60 to 22.60]%. The actual annualized return upon which the return on call date is based will be set on the trade date.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold securities that will be called on any observation date on which the official closing price of one share of the index fund is at or below the initial share price, or you are otherwise unable or unwilling to hold the securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from your investment.
♦    You do not seek exposure to the energy sector.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 7 and “Risk Factors” on page S-3 of the prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]

Principal Amount	$10 per security (subject to a minimum purchase of 100 securities or $1,000).

Term	18 months, unless earlier called.

Index Fund	The Energy Select Sector SPDR® Fund (Ticker: XLE)

Call Feature	The securities will be called if the official closing price of a share of the index fund on any observation date is at or below the initial share price.

Observation Dates
On or about September 25, 2008, December 29, 2008, March 25, 2009, June 25, 2009, September 25, 2009, and December 28, 2009 (the final valuation date), subject to postponement in the event of a market disruption event.

Call Settlement Dates	Three business days following the applicable observation date.

Return on Call Date
If the securities are called, on a call settlement date, investors will receive a cash payment per $10 principal amount of securities equal to the call price for the applicable observation date. The return on call date will be based upon an annualized return of [18.60 to 22.60]%. The actual annualized return upon which the return on call date is based will be determined on the trade date.

Observation Date September 25, 2008 December 29, 2008 March 25, 2009 June 25, 2009 September 25, 2009 Final Valuation Date (December 28, 2009)
   Return on Call Date     Call Price (per $10.00 security)
    [4.65 to 5.65]%      $[10.47 to 10.57]
    [9.30 to 11.30]%    $[10.93 to 11.13]
    [13.95 to 16.95]%          $[11.40 to 11.70]
    [18.60 to 22.60]%          $[11.86 to 12.26]
    [23.25 to 29.06]%          $[12.33 to 12.91]
    [27.90 to 33.90]%          $[12.79 to 13.39]

Payment at Maturity (per $10 security)
If the securities are not called and the official closing price of a share of the index fund never closed above the trigger price on any scheduled trading day during the observation period, you will receive a cash payment on the maturity date equal to $10 per $10 principal amount of securities.If the securities are not called and the official closing price of a share of the index fund closed above the trigger price on any scheduled trading day during the observation period, you will receive a cash payment on the maturity date equal to:
$10 × (1 - index fund return);
In this case, you may lose all or a substantial portion of your principal amount, depending on how much the price of a share of the index fund increases during the observation period.

Index Fund Return	final share price - initial share price
initial share price

Trigger Price	●, representing 140% of the initial share price.

Observation Period	The period from, but excluding, the trade date to, and including, the final valuation date.

Initial Share Price	The official closing price of a share of the index fund on the trade date.

Final Share Price	The official closing price of a share of the index fund on the final valuation date.

Official Closing Price
The official closing price on any scheduled trading day during the observation period will be the official price of one share of the index fund on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the index fund is not listed or traded as described above for any reason other than a market disruption event (as defined below), then the official closing price for the index fund on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for the index fund obtained from as many dealers in the index fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

CUSIP / ISIN	40428H490 / US40428H4902

Determining Payment Upon Call or at Maturity

1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the trading price of the index fund, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index fund.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, it would be reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the index fund. Pursuant to that approach, you should not accrue any income with respect to the securities, and if you hold the securities for more than one year, the gain or loss you receive from the sale or redemption of the securities would be long term capital gain or loss. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. Indeed, the risk that the securities would be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before the receipt of any cash) and short-term capital gain (even if held for a period longer than one year), is higher than with other non-principal-protected equity-linked securities. Alternatively, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in prospectus supplement.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of securities is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of a share of the index fund relative to its initial share price. We cannot predict the final share price on the final valuation date or the official closing price of a share of the index fund on any scheduled trading day during the observation period, including the observation dates. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity per $10.00 on a hypothetical offering of the securities, based on the following assumptions (actual initial share price, trigger price, returns on call dates and call prices for the securities will be set on the trade date):

Investment term:	18 months (unless earlier called)

Hypothetical initial share price:	85.00

Hypothetical trigger price:	119.00 (140% of the initial share price)

Hypothetical returns on call dates and call prices:

Observation Dates	Return on Call Date (based on a hypothetical return on call date of 20.60% per annum)	Call Price (based on a hypothetical return on call date of 20.60% per annum)
September 25, 2008	5.15%	$10.52
December 29, 2008	10.30%	$11.03
March 25, 2009	15.45%	$11.55
June 25, 2009	20.60%	$12.06
September 25, 2009	25.75%	$12.58
December 28, 2009	30.90%	$13.09

Example 1—The index fund closes above the trigger price on one or more scheduled trading days during the observation period prior to September 25, 2008 but it closes at 80.00 on September 25, 2008.

Because the official closing price of a share of the index fund on the first observation date (September 15, 2008) is at or below the initial share price, the securities are automatically called at the applicable call price of $10.52 per security, representing a 5.15% return on the securities. As long as the index fund closes at or below the initial share price on any of the six observation dates, you will receive the applicable call price, regardless of whether or not the index fund had closed above the trigger price on any scheduled trading day during the observation period.

Example 2— The index fund closes above the initial share price on the first five observation dates and it closes at 80.00 on the final valuation date.

Because (i) the official closing price of a share of the index fund on the first five observation dates is above the initial share price and (ii) the official closing price of a share of the index fund on the final observation date, which is the final valuation date, is at or below the initial share price, the securities are automatically called at the applicable call price of $13.09 per security, representing a 30.90% return on the securities.

Example 3— The index fund closes above the initial share price on all six observation dates but never closes above the trigger price during the observation period and on the final valuation date it closes at 90.00.

Because the official closing price of a share of the index fund on all six observation dates is above the initial share price, the securities are not automatically called. Furthermore, because the trigger price is not breached on any scheduled trading day during the observation period, you will receive the principal amount at maturity.

Example 4— The index fund closes above the initial share price on all six observation dates. In addition, the official closing price of a share of the index fund closes above the trigger price on one or more scheduled trading days during the observation period and it closes at 102.00 on the final valuation date.

Because the official closing prices of a share of the index fund on all six observation dates are each above the initial share price, the securities are not automatically called. Furthermore, because the official closing price of a share of the index fund is above the trigger price on at least one scheduled trading day during the observation period, the contingent principal protection is lost and your principal is fully exposed to the increase in the final share price relative to the initial share price on the final valuation date. Therefore the return on the securities is -20.00%. Expressed as a formula:

index fund return = (102.00-85.00)/85.00 = 20%
payment at maturity = $10 x [100% - 20%)] = $8.00

In this example, you would lose some of your principal amount at maturity.

If the index fund closes above the trigger price on any day during the observation period, you are fully exposed to any loss resulting from the increase in the price of a share of the index fund and you could lose some or all of your principal at maturity.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity - You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index fund has depreciated since the trade date.

♦
Contingent Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment - Your principal amount will be protected only if the official closing price of a share of the index fund is never above the trigger price on any scheduled trading day during the observation period. The securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your securities if the official closing price of a share of the index fund is above the trigger price on any scheduled trading day during the observation period. In that event, the contingent protection will be lost and, at maturity, you will be fully exposed to any loss resulting from the increase in the price of a share of the index fund. Accordingly, you may lose up to 100% of your principal amount.

♦
Limited Return on the Securities - Your potential gain on a $10 principal amount of securities will be limited to the call price applicable for an observation date (less the $10 initial investment), regardless of the depreciation in the index fund, which may be significant. Similarly, because the determination of whether the securities will be called will be based on the official closing price of a share of the index fund on a limited number of observation dates prior to the maturity date, and because, if the securities are not called, the final share price will be based on the official closing price of a share of the index fund on the last observation date (i.e., the final valuation date), your return may be adversely affected by a sudden or temporary increase in the official closing price of a share of the index fund on any or all of the observation dates. Conversely, you will not benefit from lower official closing prices of shares of the index fund at any time during the term of the securities other than on the observation dates. As a result, you may receive a lower return on the securities than you would receive if you were to take a short position in the stocks comprising the underlying index or in contracts relating to the index fund.

♦
The Securities Will Yield a Return Only if Shares of the Index Fund Decrease in Value - The securities will yield a return only if the official closing price of a share of the index fund on any observation date, including the final valuation date, is at or below the initial share price. You will not participate in any appreciation in the price of shares of the index fund, and any increases in the price of the index fund may adversely affect your return on and the trading value of the securities.

♦
No Assurances of a Flat or Bearish Environment - While the securities are structured to provide potentially enhanced returns in a flat or bearish environment, we cannot assure you of the economic environment during the term or at maturity of your securities.

♦
Whether the Index Fund Closes Above the Trigger Price Will Be Considered on Each Scheduled Trading Day During the Observation Period, Not Just on the Observation Dates - Whether the index fund closes above the trigger level will be considered on each scheduled trading day during the observation period, not just on the observation dates. Accordingly, for this purpose you are exposed to increases in the index fund during each scheduled trading day of the term of the securities, not merely on the specified observation dates.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Impact of Fees on Secondary Market Prices - Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Reinvestment Risk - If your securities are called early, the holding period over which you would receive the per annum return of [18.60 to 22.60]% (actual annualized return to be determined on trade date) could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following an early call.

♦	No Interest - As a holder of the securities, you will not receive interest payments.

♦
The Index Fund and the Underlying Index are Different - The performance of the index fund may not exactly replicate the performance of the underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSgA Funds Management, Inc. (“SSFM”), which is the investment advisor to the index fund, may invest up to 5% of the index fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The index fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the underlying index and in managing cash flows.

♦
We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the underlying index - We are not affiliated with any of the companies whose stock is represented in the underlying index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks comprising the underlying index or your securities. None of the money you pay us will go to any of the companies represented in the underlying index, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

♦
Adjustments to the Index Fund or to the Underlying Index Could Adversely Affect the Value of the Securities -SSFM is the investment advisor to the index fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the underlying index. The stocks comprising the underlying index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The underlying index is calculated and disseminated by the American Stock Exchange (“AMEX”). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks comprising the underlying index, which could change the value of the underlying index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the index fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the index fund, which could cause the price of index fund shares to close above the trigger level on any trading day during the observation period.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

♦
Your Investment is Concentrated in the Energy Sector - All of the securities included in the index are issued by companies whose primary lines of business are directly associated with the energy sector.

♦
Owning the Securities is Not the Same as Owning the Stocks Comprising the underlying index - As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the underlying index would have.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of shares of the index fund or the stocks included in the underlying index, and therefore, the market value of the securities.

♦
Potential HSBC USA Inc. Impact on Price - Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks comprising the underlying index or in shares of the index fund, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the underlying index or shares of the index fund, may adversely affect the market value of the stocks comprising the underlying index or shares of the index fund, the level of the underlying index or the index fund, and, therefore, the market value of the securities.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the underlying index or the underlying index sponsor, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which may be the issuer or any of its affiliates will determine the payment at maturity or on a call settlement date based on observed prices of shares of the index fund in the market. The calculation agent can postpone the determination of the official closing price of a share of the index fund on an observation date and the corresponding call settlement date if a market disruption exists on such observation date. Furthermore, the calculation agent can postpone the determination of the final share price and the maturity date if a market disruption event exists on the final valuation date.

♦
Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, it would be reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the index fund. Pursuant to that approach, you should not accrue any income with respect to the securities, and if you hold the securities for more than one year, the gain or loss you receive from the sale or redemption of the securities would be long term capital gain or loss. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

However, because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, each security could be treated as a call option written by you (the “Call Option”) that permits us to “cash settle” the Call Option (i.e., require you to pay us at the maturity date the difference between the value of shares of the index fund at such time and the principal amount you invested), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Call Option, and the Deposit would be treated as issued with original issue discount for U.S. federal income tax purposes. Indeed, the risk that this characterization and treatment would prevail over the treatment of the securities as pre-paid forward or other executory contracts (as described above) is greater than with other non-principal protected equity-linked securities. Alternatively, the securities could be treated as debt instruments that are "contingent payment debt instruments" for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments" in prospectus supplement.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such securities or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

Market Disruption Event

If an observation date or the final valuation date is not a scheduled trading day, then such observation date or the final valuation date, respectively, will be the next scheduled trading day. If a market disruption event (as defined below) exists on an observation date or the final valuation date, then such observation date or the final valuation date, respectively, will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to an observation date or the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an observation date or the final valuation date (as applicable), and the official closing price on such observation date or the final share price (as applicable) will be determined by the calculation agent using its estimate of the exchange traded price for the index fund that would have prevailed but for that market disruption event as of the valuation time on that scheduled trading day. If an observation date is postponed, then the corresponding call settlement date will also be postponed until the third business day following the postponed observation date. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the index fund, (B) relating to any security included in the underlying index of the index fund or (C) in futures or options contracts relating to the index fund or the underlying index, on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the index fund, (B) to effect transactions in, or obtain market values for any security included in the underlying index, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the index fund or the underlying index of the index fund on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to shares of the index fund or relating to any security included in the underlying index of the index fund or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index fund or the underlying index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the index fund or the underlying index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the index fund or the underlying index on such temporary substitute exchange or quotation system as on the original related exchange) that has a material effect (as determined by the Calculation Agent) on the overall market for futures or options related to shares of the index fund or the underlying index.

“Relevant exchange” means the primary exchange or quotation system for shares of the index fund or any stock then included in the underlying index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for the index fund and each stock then included in the index.

INDEX INFORMATION

This free writing prospectus is not an offer to sell and it is not an offer to buy shares of the index fund or stocks comprising the underlying index. All disclosures contained in this free writing prospectus regarding the index fund, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index fund or stocks comprising the underlying index contained in this free writing prospectus. You should make your own investigation into the index fund as well as stocks included in the underlying index. The underlying index sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index. The underlying index sponsor may discontinue or suspend the publication of the underlying index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the underlying index sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The Energy Select Sector SPDR ® Fund (the “index fund”)

We have derived all information contained in this free writing prospectus regarding the index fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc. (“SSFM”).

The index fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the index fund. The index fund is an exchange traded fund that trades on the AMEX under the ticker symbol “XLE”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SSFM is a registered investment company that consists of numerous separate investment portfolios, including the index fund. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is a fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the underlying index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The index fund represents the companies that represent the underlying index.

Investment Objective and Strategy

The index fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index measures the performance of the energy services sector of the U.S. equity market. The underlying index includes companies in the following industries: oil, gas and consumable fuels and energy equipment and services.

Replication

The index fund pursues the indexing strategy of “replication” in attempting to track the performance of the underlying index. The index fund will invest in all of the securities which comprise the underlying index. The index fund will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

Correlation

The underlying index is a theoretical financial calculation, while the index fund is an actual investment portfolio. The performance of the index fund and the underlying index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The index fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The graph below illustrates the performance of the index fund from December 22, 1998 to May 27, 2008 as reported on the Bloomberg Professional® service. The historical prices of shares of the index fund should not be taken as an indication of future performance.

The official closing price of a share of the index fund on May 27, 2008 was 85.70

The Energy Select Sector Index (the ”underlying index”)

We have derived all information contained in this free writing prospectus regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated or AMEX. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The underlying index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the underlying index include a wide array of diversified energy production and services firms whose business lines range from developing and producing crude oil and natural gas and providing drilling and other energy resources production and distribution related services. As of May 28, 2008, the underlying index included 36 component stocks.

The stocks included in the underlying index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the underlying index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the underlying index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

Construction and Maintenance

The index fund is developed and maintained in accordance with the following criteria:

Each of the component stocks in the underlying index (the “component stocks”) is a constituent company of the S&P 500® Index.

Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns an energy services company’s stock to the underlying index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the underlying index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the underlying index assignment of the S&P 500® Index component stocks, that assignment being the sole responsibility of the Index Compilation Agent.

The underlying index is calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the component stocks within the underlying index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the underlying index. Under certain conditions, however, the number of shares of a component stock within the underlying index may be adjusted to conform to Internal Revenue Code requirements.

The underlying index is weighted based on the market capitalization of each of the component stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single component stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of its underlying index; and (ii) with respect to 50% of the total value of the underlying index, the market capitalization-based weighted value of the component stocks must be diversified so that no single component stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of its underlying index.

Calculations

With the exception of the weighting constraints described above, the underlying index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

The underlying index is calculated using a base-weighted aggregate methodology; that means the level of the underlying index reflects the total market value of all of its component stocks relative to a particular base period.

Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the underlying index is computed by dividing the total market value of the companies in the underlying index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number.

However, in the context of the calculation of the underlying index, it is the only link to the original base period value of the underlying index. The Index Divisor keeps the underlying index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the underlying index level as a result of non-market forces (corporate actions, replacements of stocks in a underlying index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the underlying index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the underlying index.

Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Pre-announced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the underlying index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the underlying index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the underlying index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the underlying index calculation, will be handled by the AMEX and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the Index Calculation Agent.

Information contained in the Standard & Poor’s website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities. S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

Certain ERISA Considerations
We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

Delisting or Suspension of Trading in the Shares of the Index Fund; Termination of the Index Fund; and Discontinuation of the underlying index

If the shares of the index fund are delisted from, or trading of shares of the index fund is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the index fund (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be the index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the shares of the index fund are delisted from, or trading of the shares of the index fund is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the index fund are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the index fund is liquidated or otherwise terminated (a “termination event”), the final value of the shares of the index fund on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the index fund prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the securities.

If a termination event has occurred with respect to the index fund and the underlying index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the value of the underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the securities.

If a termination event has occurred and the underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor underlying index or value, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the market value of the securities.

“Underlying index sponsor” means with respect to the Energy Select Sector Index, The McGraw-Hill Companies, Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated return of the index fund. If a market disruption event exists with respect to the index fund on that scheduled trading day, then the accelerated final valuation date for the index fund will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.